750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FIRST QUARTER 2010 FINANCIAL RESULTS

•	First quarter total revenue of $35.1 million an increase of 19% on a year-over-year basis

•	Non-GAAP EPS of $0.14 an increase of 27% on a year over year basis

•	ConvergenceNow® Plus+™ continues to gain traction in the Connected Device Market, with new customer wins and global program expansions

BRIDGEWATER, NJ – May 3, 2010 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms, today announced financial results for the first quarter of 2010.

“Synchronoss delivered first quarter revenue and profitability that were above the high-end of our guidance. The strength of our financial performance continues to be driven by the progress of our key growth initiatives, including the expansion of our platform with AT&T, Tier One Cable Providers and connected device providers,” said Stephen G. Waldis, President and Chief Executive Officer of Synchronoss.

Waldis added, “During the first quarter, we made solid progress integrating our ConvergenceNow®Plus+™ platform into multiple European carriers as part of our connected device deployment with Dell, which began to move into production during the first quarter. We are already leveraging our growing awareness and increased investments in the connected device marketplace, which is demonstrated by a growing number of OEM’s adopting our ConvergenceNow Plus+ Platform. We are also continuing to expand our global footprint and connectors into additional CSP’s in new international markets. The global momentum of our strategy is an encouraging sign that the connected device market is developing as planned in 2010.”

For the first quarter of 2010, Synchronoss reported net revenues of $35.1 million, an increase of 19% compared to the first quarter of 2009. Gross profit, including the impact of fair value stock-based compensation expense, was $17.4 million in the first quarter of 2010. Income from operations, determined in accordance with generally accepted accounting principles (“GAAP”), was $4.7 million, including $2.8 million of fair value stock-based compensation expense. Based on an effective tax rate of 39% in the first quarter of 2010, GAAP net income was $2.7 million and GAAP diluted earnings per share was $0.09, compared to $0.07 in the first quarter of 2009.

Non-GAAP gross profit for the first quarter of 2010 was $18.3 million, representing a non-GAAP gross margin of 52.1%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $7.5 million in the first quarter of 2010, representing a non-GAAP operating margin of 21.3%. Non-GAAP net income in the first quarter of 2010 was $4.4 million, leading to non-GAAP diluted earnings per share of $0.14, an increase compared to $0.11 in the first quarter of 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $103.0 million at March 31, 2010, an increase of approximately $5.3 million compared to $97.7 million at the end of the previous quarter.

“During the first quarter, better-than-expected gross margins were the primary drivers to non-GAAP EPS exceeding the high-end of our guidance,” said Lawrence R. Irving, Chief Financial Officer and Treasurer. “We also completed certain service-related activities associated with some of our connected device deployments during the first quarter. As these programs, as well as others with Tier One Cable Providers, move into full production and transaction volumes ramp, we expect our revenue outside of AT&T to scale further. We also expect our non-GAAP operating margin to expand over the course of the year as we gain leverage on investments made in the first half of 2010.”

Other First Quarter and Recent Business Highlights:

•	The Company announced that it will host a Connected Devices Summit, “The Connected User Experience,” in May at the Calistoga Ranch in Calistoga, California. This three-day event is a device-centric forum, bringing together a diverse group of companies that are part of a unique ecosystem, such as OEMs, retailers/e-tailers, cable operators and communication service providers.

•	The Company announced new features and functionality in CovergenceNow® Plus+ 2.6 which expands its global gateway footprint across the US and Europe. Version 2.6 adds enhanced reporting capabilities for commission management and provides front-ends for business-to-consumer (B2C) and business-to-business (B2B) order capture. It also includes enhanced porting and consumer upgrade functionality, a configurable white-label wireless activation portal, and improved order management for enterprise customers.

•	The Company announced that Frontier Communications Corporation (NYSE: FTR) has selected its InterconnectNow™ software platform to provide an e-bonding gateway technology to its customers. Frontier Communications will utilize the Company’s InterconnectNow platform to manage access orders, local service requests, trouble administration requests and professional services, and integrate these components with Frontier’s Operational Support System.

•	Business related to AT&T accounted for approximately $23.3 million of revenue, representing 66% of total revenue, while business outside of the AT&T relationship accounted for approximately $11.8 million of revenue, representing 34% of total revenue.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on Monday, May 3, 2010, at 4:30 p.m. (EDT) to discuss the company’s financial results. To access this call, dial 866-788-0543 (domestic) or 857-350-1681 (international). The pass code for the call is 90849094. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 92637594. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three months ended March 31, 2010.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management technology. Synchronoss’ software platforms automate subscriber activation, order management and service provisioning for all connected-devices, across any communication service, from any channel. The company’s ConvergenceNow(R), ConvergenceNow(R) Plus+(TM) and InterconnectNow(TM) technology platforms automate a wide variety of transactions across multiple delivery channels and networks, enabling telecommunication service providers, cable operators, retailers/ e-tailers and OEMs to accelerate and monetize their go-to-market with connected-devices while addressing back-office fragmentation, and delivering an improved customer experience at lower costs. For the latest insight and perspective on connected devices, visit our blog at blog.synchronoss.com and Web site at www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2009 and other documents filed with the U.S. Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Synchronoss logo, Synchronoss, ConvergenceNow, InterConnectNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$92,395	$89,924
Marketable securities	2,546	2,558
Accounts receivable, net of allowance for doubtful accounts of $309 and $830
at March 31, 2010 and December 31, 2009, respectively	28,596	25,939
Prepaid expenses and other assets	3,980	4,069
Deferred tax assets	1,465	1,462

Total current assets	128,982	123,952
Marketable securities	8,047	5,202
Property and equipment, net	22,519	23,735
Goodwill	6,911	6,911
Intangible assets, net	2,474	2,727
Deferred tax assets	9,011	8,992
Other assets	1,350	1,040

Total assets	$179,294	$172,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,851	$5,171
Accrued expenses	4,269	7,350
Deferred revenues	4,656	3,095

Total current liabilities	14,776	15,616
Lease financing obligation — long term	9,166	9,150
Other liabilities	1,629	1,329
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 33,247 and 33,104 shares issued; 31,247 and 31,104 outstanding at March 31, 2010 and December 31, 2009, respectively	3	3
Treasury stock, at cost (2,000 shares at March 31, 2010 and December 31, 2009)	(23,713)	(23,713)
Additional paid-in capital	122,271	117,797
Accumulated other comprehensive income	45	(7)
Retained earnings	55,117	52,384

Total stockholders’ equity	153,723	146,464

Total liabilities and stockholders’ equity	$179,294	$172,559

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net revenues	$35,063	$29,553
Costs and expenses:
Cost of services (1)*	17,642	15,199
Research and development (1)	4,284	3,116
Selling, general and administrative (1)	6,477	6,069
Depreciation and amortization	1,995	1,840

Total costs and expenses	30,398	26,224

Income from operations	4,665	3,329
Interest and other income	111	199
Interest expense	(274)	(51)

Income before income tax expense	4,502	3,477
Income tax expense	(1,769)	(1,372)

Net income	$2,733	$2,105

Net income per common share:
Basic	$0.09	$0.07

Diluted	$0.09	$0.07

Weighted-average common shares outstanding:
Basic	31,036	30,696

Diluted	31,910	31,088

* Cost of services excludes depreciation which is shown separately.
(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$835	$429
Research and development	355	123
Selling, general and administrative	1,615	1,362

Total fair value stock-based compensation expense	$2,805	$1,914

SYNCHRONOSS TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$4,665	$3,329
Add: Fair value stock-based compensation	2,805	1,914

Non-GAAP income from operations	$7,470	$5,243

GAAP net income attributable to common stockholders	$2,733	$2,105
Add: Fair value stock-based compensation, net of tax	1,703	1,160

Non-GAAP net income	$4,436	$3,265

Diluted non-GAAP net income per share	$0.14	$0.11

Shares used in per share calculation	31,910	31,088

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net income	$2,733	$2,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,995	1,840
Loss on disposal of fixed assets	24	—
Deferred income taxes	(22)	40
Non-cash interest on leased facility	228	—
Stock-based compensation	2,805	1,955
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(2,657)	(2,944)
Prepaid expenses and other current assets	319	(131)
Other assets	(310)	305
Accounts payable	680	(1,217)
Accrued expenses	(3,081)	(1,518)
Tax benefit from the exercise of stock options	(230)	—
Other liabilities	300	60
Deferred revenues	1,561	891

Net cash provided by operating activities	4,345	1,386
Investing activities:
Purchases of fixed assets	(531)	(5,638)
Proceeds from the sale of fixed assets	1	—
Purchases of marketable securities available for sale	(3,099)	(288)
Maturity of marketable securities available for sale	298	365
Net cash used in investing activities	(3,331)	(5,561)
Financing activities:
Proceeds from the exercise of stock options	1,439	14
Excess tax benefit from the exercise of stock options	230	—
Payments on capital obligations	(212)	—

Net cash provided by financing activities	1,457	14

Net increase (decrease) in cash and cash equivalents	2,471	(4,161)
Cash and cash equivalents at beginning of year	89,924	72,203

Cash and cash equivalents at end of period	$92,395	$68,042

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com
or
Media:
Stacie Hiras, 908-547-1260
Stacie.hiras@synchronoss.com